Exhibit 99.1

PSQ Holdings, Inc. Announces Preliminary Fourth Quarter and Year-End 2025 Financial Results, Highlighting Operating Improvements and Strengthened Cash Discipline

Fourth Quarter Revenue Growth of 109%
Full-Year Revenue Growth of 81%
Full-Year Operating Expense Reduction of 27%

WEST PALM BEACH, Fla. — February 17, 2026 — PSQ Holdings, Inc. (NYSE: PSQH) (the “Company”), a payments and financial infrastructure company, today announced certain preliminary, unaudited financial results for the fourth quarter and full year ended December 31, 2025. The Company expects to release full, audited financial results and file its Annual Report on Form 10-K for the year ended December 31, 2025 in mid-March 2026.

Fourth Quarter 2025 Financial Highlights*
(Preliminary and unaudited; excludes discontinued operations)

•	Net revenue of $7.3 million, compared to $3.5 million in the fourth quarter of 2024, representing 109% year-over-year growth
•	Operating expenses decreased by $1.3 million, or 11%, compared to the prior year period
•	Net loss of $7.3 million, an improvement of $10.7 million, or 60%, compared to a net loss of $18.0 million in the fourth quarter of 2024

Full Year 2025 Financial Highlights*
(Preliminary and unaudited; excludes discontinued operations)

•	Net revenue of $18.2 million, compared to $10.1 million for full-year 2024, representing 81% year-over-year growth
•	Operating expenses decreased by $10.3 million, or 27%, compared to full-year 2024
•	Net loss of $24.9 million, an improvement of $18.7 million, or 43%, compared to $43.6 million in 2024
•	Loss per share improved to $(0.55) compared to $(1.36) for 2024, a 60% year-over-year improvement
•	Cash and cash equivalents of $15.8 million as of December 31, 2025, including $1.1 million of restricted cash

Dusty Wunderlich, Chairman & CEO of PSQ Holdings, commented, “2025 was a strong year for PSQ Holdings. We delivered 81% revenue growth while reducing both operating loss by 27% and net loss by 43%, reflecting stronger execution and increased financial discipline. We also made meaningful strides in reducing our cost structure, improving capital efficiency, and lowering cash usage, while continuing to scale our payments and financial infrastructure platform. As we enter 2026, we do so with growing momentum and a sharply focused plan to build on this progress.

These preliminary results reflect continued execution across our platform and the early impact of tighter operating discipline, coupled with the use of AI as a force multiplier. We are leveraging advanced tools to accelerate execution, increase efficiency, and enhance our operational tempo. Our priorities are clear: improve unit economics, execute with discipline, strengthen the balance sheet, and reduce cash burn. We intend to rebuild trust the right way, through consistent performance and a credible path to profitability.”

Recent Business Highlights

(excludes discontinued operations)

•	Operating Expense Reduction Plan Executed - As part of an ongoing strategic reorganization, in 2025 the Company took steps to streamline operations, reduce overhead, and align resources with its Financial Technology platform. These actions drove a 27% year-over-year reduction in operating expenses for full-year 2025, meaningfully lowered cash usage, and are expected to continue to drive greater efficiency in 2026.
•	Strategic Simplification and Focus on Financial Technology - During 2025, the Company initiated plans to monetize its non-core Brands and Marketplace businesses, enabling sharper focus on its core payments, consumer financing, and fundraising infrastructure operations. These segments are reflected as discontinued operations and are excluded from the results presented above.
•	Capital and Liquidity Management - The Company ended 2025 with $15.8 million in cash, including restricted cash. Management remains focused on disciplined capital allocation and maintaining flexibility to fund growth initiatives within its Financial Technology segment.
•	Payments and Originations Growth - The Company continued scaling its payments infrastructure throughout 2025, driving significant revenue expansion. Within its consumer financing platform, originations improved sequentially in the fourth quarter as strategic initiatives implemented earlier in the year gained traction.
•	Underwriting Enhancements and AI Deployment - The Company continued rolling out enhanced underwriting standards and machine-learning models designed to improve credit performance, strengthen portfolio quality, and support long-term profitability.

*Note: Beginning with the third quarter 2025 reporting period both the Brands and Marketplace business segments are shown as discontinued operations in the Company’s financial statements. Full-year 2025 preliminary financial results (unaudited) including discontinued operations, are shown below:

•	Net loss of $36.6 million compared to $57.7 million in 2024
•	Loss per share of $(0.80) compared to $(1.80) for 2024
•	Cash and cash equivalents of $16.1 million as of December 31, 2025, including $1.2 million of restricted cash

Preliminary Results Disclaimer

These preliminary selected financial results are unaudited and subject to adjustment. The Company plans to report its final and complete fourth quarter and full-year 2025 financial results in mid-March 2026. The Company has not completed its financial closing procedures for the quarter or year ended December 31, 2025, and its actual results could differ materially from these preliminary financial results.

About PSQ Holdings

PSQ Holdings, Inc. (NYSE: PSQH) is a payments and financial infrastructure company. The Company builds and operates financial infrastructure in highly regulated environments for industries underserved by traditional financial institutions, including businesses, campaigns, and nonprofits that depend on reliable, compliant payment solutions.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts, such as statements relating to the Company’s future business strategy, operating plans, financial performance, liquidity, capital allocation, and path to profitability, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements included in this press release are made only as of the date hereof. The Company expressly disclaims any obligation to update any forward-looking statements except as required by law.

Investor Contact:
investment@publicsquare.com

Media Contact:
pr@publicsquare.com